Exhibit 10.3

Management Service Agreement

This personal management service Agreement (the “Agreement”) is made and entered into as of March 31st, 2022, by and between Maple X Inc. a Texas corporation (the “Company”), and Ilanit Halperin, I.D. number 024596520 (the “Contractor”).

WHEREAS,	the Company wishes to retain the Contractor, and the Contractor wishes to be retained by the Company as the chief financial Officer (CFO) (the “Engagement”); and

WHEREAS	the parties desire to state the terms and conditions of the such Engagement by the Company, effective as of the Commencement Date as set forth below.

WHEREAS	The Company wishes to retain services from the Contractor and the Contractor represents that she has the ability to provide services to the Company, all as detailed and pursuant to the terms set forth herein;

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Company and the Contractor hereby agree as follows:

1.	Preamble

1.1.	The preamble of this Agreement constitutes an integral part thereof.

1.2.	The division of the terms of this Agreement into clauses and the headings of the clauses are solely for the sake of convenience and they may not be used for interpretive purposes. The Appendixes to this Agreement constitute an integral part hereof.

1.3.	References in this Agreement to a particular gender shall be applicable to all genders.

2.	Exclusivity of the Agreement

This Agreement constitutes the entire agreement between the parties with respect to the Contractor’s services with the Company, and supersedes all prior understandings, agreements, representations and discussions between them, oral or written with respect to the Contractor’s services with the Company.

3.	Independent Contractor Services

3.1.	The Company hereby retains the Contractor’s Services, as defined in this Section herein. The Contractor agrees and undertakes that the Services shall be provided exclusively by Contractor, which undertaking is a fundamental term of this Agreement. None of the Services may be delegated, assigned, or subcontracted by the Contractor to others without the prior written consent of the Company.

3.2.	The Services- The Contractor will provide the Company with full and complete CFO services, as an independent contractor, without limitation, will include the following services (the “Services”):

(1)	Acting as the CFO of the Company;

(2)	Participating in meetings of the board of directors of the Company, on as requested basis;

(3)	Preparing quarterly and annual financial statements in accordance with the IFRS regulations in cooperation with the Company’s external accountant;

(4)	Preparing board of directors reports and other reports as may be required by the Israeli Securities Authority (“ISA”) and the Tel Aviv Stock Exchange (“TASE”) or other relevant authorities;

(5)	Filing all reports required with the ISA and TASE websites, following the legal review of the company’s legal counsels.

(6)	Preparing periodic management reports, budget control and forecasts;

(7)	Performing such other tasks as shall be defined by the Company’s CEO from time to time.

3.3.	It is hereby agreed that such Services shall be performed under and pursuant to the terms and conditions as set forth in Appendix A. The Contractor hereby represents in favor of the Company that no provision of any law, regulation, agreement or other document prohibits her from entering into this Agreement.

3.4.	The Contractor agrees that Contractor shall act as an independent contractor in the performance of the duties under this Agreement and that nothing contained herein shall create (or has created) or be construed to create an employer-employee relationship between the Company and the Contractor and that the Contractor shall not be entitled to any Company employment rights or benefits. In the event that any court will determine that employer-employee relationship existed between the Company and/or Contractor, any payments paid to the Contractor under this Agreement shall be deemed in lieu of any payments due to Contractor under any applicable employment law, had she been an employee of the Company including without limitation any payments for or in lieu of severance, vacation, sick leave, convalescence, management insurance or similar like payments made to employees and not to contractors.

3.5.	Without prejudice to the generality of Section 2.3 above, if any judicial instance shall determine following the date hereof that Contractor has been rendering his Services as an “employee” to the Company pursuant to the terms of this Agreement or the Previous Agreement (albeit the specific opposite arrangement contemplated herein and therein) and therefore that Contractor is eligible to receive various terms and/or social benefits as if he was employed by the Company – the parties hereby specifically agree that the monthly salary which presumably is owed by the Company to the Contractor, shall be calculated as 20% (twenty percent) of the total average monthly consideration paid by the Company to the Contractor hereunder (“Agreed Salary”). The Contractor will refund the Company on the date of such judicial determination, with an amount equal to the total surplus payments which Contractor received from the Company beyond the Agreed Salary.

3.6.	Without derogating from the above, in any case Contactor will bring such claims the Company will have the right to set-off any payment due to the Contractor against the sums due to the Company, as a result of the above.

4.	Term

The period of renders of Services by the Contractor to the Company pursuant to the terms hereunder shall commence as of the date hereof, , unless extended in writing by mutual agreement of the parties for additional periods the ”Contracting Period”). Both parties may terminate this Agreement at any time for any reason, by providing a written notice of 60 days in advance.

5.	Consideration

As consideration for her services under this Agreement, Contractor shall be compensated according to the detailed in Appendix A.

6.	Intellectual property

The right and title to and in any and all intellectual property, inventions, scientific information, know-how, technologies and innovations that the Company developed or discovered prior to the Effective Date and which it shall develop in the future, including without limitation the Company’s Know-how, or any intellectual property which may be developed by the Contractor in the scope of the Services, are and shall solely remain vested in the sole ownership of the Company and the Contractor shall not be entitled to any such rights.

7.	Confidentiality

Contractor agrees, declares and undertakes to sign confidentiality agreements affirming Contractor’s obligation not to disclose Confidential Information, non-competition covenants and waiver regarding inventions and discoveries.

8.	No Breach

The Contractor represents and warrants that she had obtained all the required approvals, to the extent such are required, in order to be able to duly enter into this Agreement and perform her undertaking hereunder and that neither the execution and delivery of this Agreement, nor compliance by the Contractor with the terms and provisions hereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of any agreement, or commitment to which the Contractor is a party or to which she is subject, or applicable law.

9.	Miscellaneous

9.1.	Any modification or amendment to the provisions of this Agreement and the appendixes hereto shall be valid only if effected in writing and signed by both parties hereto.

9.2.	This Agreement shall be governed by the laws of the State of Israel and the competent courts in Tel-Aviv shall have exclusive jurisdiction over any dispute arising between the parties with respect of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

Maple X, Inc.		Contractor
A Texas corporation

By:	/s/ Itiel Kaplan	By:	/s/ Ilanit Halperin
	Itiel Kaplan, CEO		Ilanit Halperin, CPA

Appendix A

The Services

Part time services as CFO of the Company, according to the description in Section 3.2.

The Compensation

As of the first capital raising round of the Company, $6,000 /month

A-1